STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except share information; unaudited)

                                                                    Second quarter ended            Six months ended
                                                                            September 30                September 30
                                                                            ------------                ------------
                                                                      1997          1996*         1997*         1996*
                                                                      ----          -----         -----         -----
PRIMARY EARNINGS PER SHARE

Income from continuing operations.............................     $ 5,281       $ 2,911       $ 7,132       $ 4,419
Less - ESOP preferred stock dividends net of tax..............           -          (116)            -          (231)
                                                                    ------        ------        ------        ------

Net income applicable to common stock.........................     $ 5,281       $ 2,795       $ 7,132       $ 4,188
                                                                    ======        ======        ======        ======

Primary average shares outstanding............................  12,797,716     9,497,210*   11,950,459     9,494,890*

Earnings per common share - net...............................       $0.41         $0.29*        $0.60         $0.44*s

FULLY DILUTED EARNINGS PER SHARE
Income from continuing operations
     applicable to common stock...............................     $ 5,281       $ 2,795       $ 7,132       $ 4,188
Add    - after-tax interest expense on 7 1/4% convertible
         subordinated debentures at November 1................         825           825         1,650         1,650
                                                                   -------       -------       -------         -----

Net income applicable to common stock.........................     $ 6,106       $ 3,620       $ 8,782        $5,838
                                                                    ======        ======        ======         =====

Primary average shares outstanding............................  12,797,716     9,497,210    11,950,459     9,494,890
Increase in shares outstanding assuming
     - conversion of 7 1/4% convertible subordinated
       debentures at November 1...............................   2,348,536     2,257,115     2,348,536     2,257,115
     - conversion of ESOP convertible preferred stock
       at July 1, 1993........................................           -       268,334             -       263,113
                                                                   -------       -------       -------       -------

Fully diluted average shares outstanding......................  15,146,252    12,022,659*   14,298,995    12,015,118*

Earnings per common share - net...............................       $0.40         $0.30*        $0.61         $0.49*
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     *Calculation of fully diluted earnings per share includes adjustments which are  antidilutive.  Therefore,  no fully diluted earnings per share are shown on the face of the income statement.